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EXHIBIT - (10.2) - Supplemental Pension and Retiree Medical
                   Agreement dated May 29, 1998 between the
                   Corporation and Ralph W. Babb

     SUPPLEMENTAL PENSION AND RETIREE MEDICAL AGREEMENT
     --------------------------------------------------


AGREEMENT by and between Comerica Incorporated, a Delaware corporation (the "Company") and Ralph W. Babb Jr.
(the "Executive") dated as of the 29th day of May, 1998.

1.               Supplemental Pension.
                 --------------------

In addition to the Executive's participation in all qualified and nonqualified retirement plans, practices, policies and programs applicable generally to peer executives of the Company (the "Pension Plans"), the Company shall provide the Executive with the "Supplemental Pension". The Supplemental Pension, which shall be paid from the Benefit Equalization Plan for Employees of Comerica Incorporated, as amended, shall be an amount equal to the excess of (x) the monthly pension calculated pursuant to the formula in effect from time to time under the Comerica Incorporated Retirement Plan, as amended, to which the Executive would have been entitled under the Pension Plans had his service with Mercantile-Bancorporation, Inc. been service with the Company for all purposes thereunder less the aggregate pensions the Executive receives under the defined benefit pension plans, whether qualified or nonqualified, maintained by MBI in which the Executive participates, over (y) the Executive's monthly pension payable under the Pension Plans taking into account only actual service with the Company. The Supplemental Pension shall vest upon the earliest to occur of (a) June 1, 2000,
(b) a Change in Control of the Company, (c) a termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason or (d) the Executive's death or Disability. For purposes of this Agreement, all terms not specifically defined herein shall have the meanings ascribed to them in the Employment Agreement between the Company and the Executive dated as of June 1, 1995, and the term "Change in Control" shall have the meaning ascribed to it in the Executive Officer Employment Agreement between the Company and the Executive dated as of May 29, 1998 (the "Employment Agreement").


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2.                   Retiree Medical Benefits.
                     ------------------------

     The Company shall provide the Executive and his spouse with retiree medical and accidental insurance coverage for their lifetimes on a basis no less favorable than such benefits are provided to the Executive and his spouse as of the date hereof. The Executive shall vest in such benefits upon the earliest to occur of (a) a Change in Control of the Company, (b) June 1, 2000, (c) a termination by the Company of the Executive's employment without Cause or by the Executive for Good Reason or (d) the Executive's death or Disability.

3.                            Stock Option and Restricted Stock.
                              ---------------------------------

The Initial Option Grant shall become immediately exercisable upon the Executive's death or Disability and the Initial Restricted Stock Grant shall immediately vest upon the Executive's death or Disability.

4.           Other Agreements.
             ----------------

The provisions of this Agreement shall survive a Change in Control of the Company and shall be in addition to any benefits provided by the Employment Agreement.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                 COMERICA INCORPORATED



                              By   /s/ Richard S. Collister
                                 ---------------------------


                                   /s/ Ralph W. Babb Jr.
                                 ---------------------------